EXHIBIT 99.1
CONTACT:
Tom Steinbauer
Senior Vice President of Finance, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
AMERISTAR CASINOS ANNOUNCES RETIREMENT OF ANGELA R. FROST
Las Vegas, Nevada, June 12, 2006–Ameristar Casinos, Inc. (Nasdaq-NMS: ASCA) announced today that Angela R. Frost, Ameristar’s Senior Vice President of Operations, has notified the Company of her retirement effective July 7, 2006. Ms. Frost is relocating to Southern Idaho to pursue a new business venture with her family. She has agreed to continue to provide consulting services to Ameristar on a part-time basis.
Craig H. Neilsen, Chairman and CEO, stated: “I am very appreciative of Angie’s 22 years of dedication and service to Ameristar and wish her well on her retirement. We will miss her very much, but are delighted that she will continue to work with us on a consulting basis.”
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it a leading market share position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The company has a portfolio of seven casinos in six markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg

(Jackson, Mississippi and Monroe, Louisiana); Ameristar Black Hawk (Denver metropolitan area); and Cactus Petes and the Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest).
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Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).